EXECUTIVE AGREEMENT

This Executive Agreement (“Agreement”) is entered into by and between Robb L. Voyles (“Employee”) and Halliburton Company, for and on behalf of itself, its subsidiaries, and its affiliated companies (collectively, “Employer” or “Company”), as of September 1, 2013 (the “Effective Date”).

RECITALS

WHEREAS, Employer desires to employ Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee desires to be employed by Employer pursuant to such terms and conditions and for such consideration.

NOW THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES:

1.1    Employer agrees to employ Employee, and Employee agrees to be employed by Employer, as of the Effective Date and continuing until the date of termination of Employee’s employment pursuant to the provisions of Article 3, subject to the terms and conditions of this Agreement.

1.2    As of the Effective Date, Employee will be employed as Senior Vice President, Law. Employee agrees to serve in the assigned position or in such other executive capacities as may be requested from time to time by Employer and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such position as reasonably determined by Employer, as well as such additional or different duties and services appropriate to such positions which Employee from time to time may be reasonably directed to perform by Employer.

1.3    Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time, including, without limitation, the Halliburton Company Code of Business Conduct (the “Code of Business Conduct”), Company Policy 3-90020, “Director and Executive Compensation Administration” (with respect to the prohibition of discretionary payments in certain situations), Company Policy 3-90040, “Recoupment of Incentive Compensation”, and Company Policy 3-90050, “Termination of Officers Who Participate in Violations or Disregard Supervisory Responsibilities”, all of which have been made available to Employee and are available under “COBC” or “Policies” as posted on Halworld located at http://halworld.corp.halliburton.com, as well as Section 32(a) of the Halliburton Company By-Laws (with respect to the limitations on the advancement of legal expenses), a copy of which has been made available to Employee. By signing this Agreement, Employee hereby represents and warrants that he understands and agrees to the terms and conditions contained in such Code of Business Conduct, policies, and By-Laws.

1.4    Employee shall, during the period of Employee’s employment by Employer, devote Employee’s full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee’s performance of Employee’s duties hereunder, is contrary to the interest of Employer or any of its affiliated companies (collectively, the “Halliburton Entities” or, individually, a “Halliburton Entity”), or requires any significant portion of Employee’s business time. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and other business activities which do not conflict with the business and affairs of the Halliburton Entities or interfere with Employee’s performance of his duties hereunder. Employee may not serve on the board of directors of any entity other than a Halliburton Entity while employed by Employer without the approval thereof in accordance with Employer’s policies and procedures regarding such service. Employee shall be permitted to retain any compensation received for approved service on any unaffiliated corporation’s board of directors to the extent permitted under a Halliburton Entity’s policies and procedures.

1.5    Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer and the other Halliburton Entities and to do no act which would, directly or indirectly, injure any such entity's business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer, or any Halliburton Entity, involves a possible conflict of interest. In keeping with Employee’s fiduciary duties to Employer, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Employer or the Halliburton Entities, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee shall not engage in any activity that might involve a possible conflict of interest without first obtaining approval in accordance with the applicable Halliburton Entity’s policies and procedures.

1.6    Nothing contained herein shall be construed to preclude the transfer of Employee’s employment to another Halliburton Entity (“Subsequent Employer”) as of, or at any time after, the Effective Date and no such transfer shall be deemed to be a termination of employment for purposes of Article 3 hereof; provided, however, that, effective with such transfer, all of Employer’s obligations hereunder shall be assumed by and be binding upon, and all of Employer’s rights hereunder shall be assigned to, such Subsequent Employer and the defined term “Employer” as used herein shall thereafter be deemed amended to mean such Subsequent Employer. Except as otherwise provided above, all of the terms and conditions of this Agreement, including without limitation, Employee’s rights and obligations, shall remain in full force and effect following such transfer of employment.

ARTICLE 2: COMPENSATION AND BENEFITS:

2.1    Employee’s base salary as of the Effective Date will be six hundred twenty five thousand dollars ($625,000) per annum, which shall be paid in accordance with the Employer’s standard payroll practice for its executives. Employee’s base salary may thereafter be increased from time to time with the approval of Halliburton Company’s Board of Directors (the “Board of Directors”), its Compensation Committee (the “Compensation Committee”), or its delegate, as applicable. Such increased base salary shall become the minimum base salary under this Agreement and may not be decreased thereafter without the written consent of Employee, unless comparable reductions in salary are effective for all similarly situated executives of Employer.

2.2    Employee shall participate in the Annual Performance Pay Plan, or any successor annual incentive plan approved by the Compensation Committee; provided, however, that all determinations relating to Employee’s participation, including, without limitation, those relating to the performance goals applicable to Employee and Employee’s level of participation and payout opportunity, shall be made in the sole discretion of the person or committee to whom such authority has been granted pursuant to such plan’s terms. A nomination recommendation has been approved by the Compensation Committee, or its delegate, as applicable, for Employee’s participation for the 2013 plan year on a pro-rata basis with a plan level of 75% and challenge level at 150% of Employee’s base salary, as adjusted for the partial plan year.

2.3    Employee shall be nominated for participation in the Performance Unit Program, or any similar successor long-term incentive program approved by the Compensation Committee; provided, however, that all determinations relating to Employee’s participation, including, without limitation, those relating to the performance goals applicable to Employee and Employee’s level of participation and incentive opportunity shall be made in accordance with applicable guidelines in place at the time of nomination, and Employee’s participation shall further be subject to such other terms and conditions as set forth in the Performance Unit Program Terms and Conditions and other underlying documentation. A nomination recommendation has been approved by the Compensation Committee, or its delegate, as applicable, for Employee’s participation for the 2013 - 2015 Cycle on a pro-rata basis with a target level opportunity of $800,000 and challenge level opportunity of $1,600,000, as adjusted for the partial cycle.

2.4    Employer shall pay or reimburse Employee for all actual, reasonable and customary expenses incurred by Employee in the course of his employment; including, but not limited to, travel, entertainment, subscriptions and dues associated with Employee’s membership in professional, business and civic organizations; provided that such expenses are incurred and accounted for in accordance with Employer’s applicable policies and procedures. Any reimbursement provided hereunder during one calendar year shall not affect the amount or availability of reimbursements in another calendar year. Any reimbursement provided hereunder shall be paid no later than the earlier of (i) the time prescribed under Employer’s applicable policies and procedures, or (ii) the last day of the calendar year following the calendar year in which Employee incurred the reimbursable expense.

2.5    Employee shall be allowed to participate, on the same basis generally as other executive employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Employer to all or substantially all of Employer’s similarly situated executive employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and qualified and non‑qualified retirement plans. Except as specifically provided herein, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs provided to similarly-situated executive employees pursuant to the terms and conditions of such benefit plans and programs. While employed by Employer, Employee shall be eligible to receive awards under the Halliburton Company Stock and Incentive Plan (“SIP”) or any successor stock-related plan adopted by the Board of Directors. As soon as practicable following the Effective Date, subject to the terms and conditions of the SIP and the applicable award agreements, Employee shall be nominated for an award of (i) 55,000 shares of Halliburton Company restricted stock to vest 20% annually over a five (5) year period, (ii) nonqualified stock options to purchase 100,000 shares of Halliburton Company common stock to vest 1/3 annually over a three (3) year period, and (iii) a restoration stock grant of 100,000 shares of Halliburton Company restricted stock to vest 100% after a three (3) year period. Employee agrees that the foregoing shall not be construed as a guarantee with respect to the type, amount or frequency of future awards, if any, such decisions being solely within the discretion of the Compensation Committee, or its delegate, as applicable.

2.6    Employee shall be nominated to participate in the Halliburton Company Supplemental Executive Retirement Plan for the 2013 Allocation Year in accordance with the terms and conditions of such plan.

2.7    Employer shall not, by reason of this Article 2, be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any incentive compensation, employee benefit or stock or stock option program or plan, so long as such actions are similarly applicable to covered employees generally.

2.8    Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3:	TERMINATION OF EMPLOYMENT AND EFFECTS OF SUCH TERMINATION:

3.1    Employee’s employment with Employer shall be terminated (i) upon the death of Employee, (ii) upon Employee’s Retirement (as defined below), (iii) upon Employee’s Permanent Disability (as defined below), or (iv) at any time by Employer upon written notice to Employee, or by Employee upon thirty (30) calendar days’ written notice to Employer, for any or no reason. This Agreement may be terminated by Employer at any time upon one hundred and eighty (180) calendar days’ written notice to Employee and no such termination of this Agreement shall be deemed a termination of employment for purposes of this Article 3.

3.2    If Employee’s employment is terminated by reason of any of the following circumstances, Employee shall not be entitled to receive the benefits set forth in Section 3.4 hereof:

(i)    Death.

(ii)
Retirement. “Retirement” shall mean either (a) Employee’s retirement at or after normal retirement age (either voluntarily or pursuant to the applicable Halliburton Entity’s retirement policy) or (b) the voluntary termination of Employee’s employment by Employee in accordance with Employer’s early retirement policy for other than Good Reason (as defined below).

(iii)
Permanent Disability. “Permanent Disability” shall mean Employee’s physical or mental incapacity to perform his usual duties with such condition likely to remain continuously and permanently as reasonably determined by a qualified physician selected by Employer.

(iv)
Voluntary Termination. “Voluntary Termination” shall mean a termination of employment in the sole discretion and at the election of Employee for other than Good Reason. “Good Reason” shall mean a termination of employment by Employee because of a material breach by Employer of any material provision of this Agreement, provided that (i) Employee provides written notice to Employer, as provided in Section 6.2 hereof, of the circumstances Employee claims constitute “Good Reason” within ninety (90) calendar days of the first to occur of such circumstances, (ii) such breach remains uncorrected for thirty (30) calendar days following written notice, and (iii) Employee’s termination occurs within one hundred eighty (180) calendar days after the date that the circumstances Employee claims constitute “Good Reason” first occurred.

(v)
Termination for Cause. Termination of Employee’s employment by Employer for Cause. “Cause” shall mean any of the following: (a) Employee’s gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; (b) Employee’s final conviction of a felony; (c) a material violation of the Code of Business Conduct or (d) Employee’s material breach of any material provision of this Agreement which remains uncorrected for thirty (30) calendar days following written notice of such breach to Employee by Employer. Determination as to whether or not Cause exists for termination of Employee’s employment will be made by the Compensation Committee, or its delegate, acting in good faith.

(vi)
Termination for Substantial Participation in a Significant Violation or Failure to Supervise. Termination of Employee’s employment by Employer following a determination, in accordance with the terms and procedures set out in Company Policy 3-90050, that (a) in connection with the performance of Employee’s duties as an officer, Employee Substantially

Participated in a Significant Violation or both (A) had direct supervisory responsibility over an employee who Substantially Participated in such a violation and (B) Recklessly disregarded Employee’s own supervisory responsibilities, and (b) Employee’s conduct warrants termination.

3.3    In the event Employee’s employment is terminated under any of the circumstances described in Section 3.2, all future compensation to which Employee is otherwise entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee, or his estate in the case of Employee’s death, shall be entitled to pro rata base salary through the date of such termination, payment for any properly documented but unreimbursed business expenses, and, except as may be prohibited by Company policy, shall be entitled to any individual annual incentive compensation not yet paid but earned and payable under Employer’s plans for the year prior to the year of Employee’s termination of employment, but shall not be entitled to any annual incentive compensation for the year in which he terminates employment or any other payments or benefits by or on behalf of Employer, except for those which may be payable pursuant to the terms of Employer’s or Halliburton Entity’s employee benefit plans (as defined in Section 3.5(b)), stock, stock option or incentive plans, or the applicable agreements underlying such plans.

3.4    If Employee’s employment is terminated by Employee for Good Reason or by Employer for any reason other than as set forth in Section 3.2 above, Employee shall be entitled to (A) the payment provided for in (i) below, subject to the provisions of Section 3.5, and (B) the payment provided for in (ii) below, as additional consideration for Employee’s post-employment covenants under Article 5, subject to the provisions of (iii) below:

(i)
A single lump sum cash payment equal to two (2) years of Employee’s base salary as in effect at the date of Employee’s termination of employment. Such benefit shall be paid as soon as administratively practicable, but no later than the sixtieth (60th) calendar day following Employee’s termination of employment.

(ii)
A single lump sum cash payment equal to the value of Employee’s unvested shares of Halliburton Company restricted stock in accordance with the table below and based on the closing price quoted for Halliburton Company common stock on the New York Stock Exchange on the date of Employee’s termination of employment or the last business day immediately preceding the date of Employee’s termination of employment, with such payment, if due Employee, to be paid on the sixtieth (60th) calendar day following the second anniversary of Employee’s termination of employment. (For example, if Employee holds 50,000 shares of unvested restricted stock on the date of termination of employment, has at least five (5) years of service, but less than seven (7) years of service, and the closing price of Halliburton Company common stock on that date is $40 per share, the value for purposes of calculating the amount of the payment in this (ii) would be equal to [(50,000 shares X 0.50) X $40 per share] or [25,000 shares X $40 per share] or $1,000,000.) All remaining shares will be forfeited.

Consecutive Years of Service	Vested Percentage
Less than two years	0%
At least two, but less than five years	25%
At least five, but less than seven years	50%
At least seven, but less than ten years	75%
Ten or more years	100%

(iii)
Employee understands and agrees that his right to all or any portion of the payment provided for in Section 3.4(ii), and Employer’s obligation to make payment of the entire amount or any portion thereof, are dependent and conditioned on Employee’s compliance in full with all provisions contained in Article 5. Any failure on the part of Employee to comply with each provision, including any attempt by or on behalf of Employee to have any such provision declared unenforceable in whole or in part by an arbitrator or court, shall excuse Employer forever from the obligation to make the payment, in whole or in part, provided for in Section 3.4(ii).

3.5    (a)    The benefits paid to Employee pursuant to Section 3.4(i) shall be in consideration of Employee’s continuing obligations hereunder after such termination, including, without limitation, Employee’s obligations under Article 4. Further, as a condition to the receipt of such benefits, Employer, in its sole discretion, shall require Employee to first execute a release, in the form established by Employer, releasing Employer and all other Halliburton Entities, and their officers, directors, employees, and agents, from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims and causes of action arising out of Employee’s employment with Employer and any other Halliburton Entities or the termination of such employment. The release must be executed by Employee within a period designated by Employer, which shall begin no earlier than the date of Employee’s termination of employment and will end no later than the date that is fifty (50) calendar days after the date of Employee’s termination of employment. The performance of Employer’s obligations under Section 3.4(i) and the receipt of the benefits provided thereunder by Employee shall constitute full settlement of all such claims and causes of action. Such release shall also include the restrictions contained in Sections 3.6 - 3.9. Employee shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to which a benefit payment under Section 3.4(i) is owing and the amounts due Employee pursuant to Section 3.4(i) shall not be reduced or suspended if Employee accepts subsequent employment or earns any amounts as a self-employed individual. Employee’s rights under Section 3.4(i) are Employee’s sole and exclusive rights against the Employer or its affiliates and the Employer’s sole and exclusive liability to Employee under this Agreement, in contract, tort, under statute or otherwise, for the termination of his employment relationship with Employer.

(b)    Employee agrees that all disputes relating to Employee’s termination of employment, including, without limitation, any dispute as to the occurrence of the events listed in Section 3.2, and any claims or demands against Employer based upon Employee’s employment for any monies other than those specified in Section 3.4(i), shall be resolved through the Halliburton Company Dispute Resolution Plan (“Dispute Resolution Plan”) as provided in Section 6.6 hereof; provided, however, that decisions as to whether any of the events listed in Section 3.2 have occurred, will be made by the Board of Directors, the Compensation Committee, or its delegate, as required under the applicable Company policy, and in any dispute by Employee with any such determination, the arbitrator’s decision shall be limited to whether the Board of Directors, the Compensation Committee, or its delegate, reached such decision in good faith. Nothing contained in this Article 3 shall be construed to be a waiver by Employee of any benefits accrued for or due Employee under any employee benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) maintained by Employer except that Employee shall not be entitled to any severance benefits pursuant to any severance plan or program of the Employer.

3.6    In consideration of the access to the confidential information contained in Article 4, Employee agrees that, for a period of two (2) years following separation of employment, the Employee will not directly or indirectly (a) solicit, induce to terminate or reduce its business, or (b) agree to provide products and/or services that compete directly with the material products and services provided, marketed, and/or under development by the Employer at any time during the three (3) years preceding the Employee’s separation from employment with Employer for any person or entity who paid or engaged Employer for products and/or services, or who received the benefit of Employer’s products and/or services, or with whom the Employee had any substantial dealings, while Employee was employed by Employer, during the three (3) years preceding the Employee’s separation from employment with Employer. However, this restriction applies only to those products and/or services that the Employee was personally involved in.

3.7    Employee further agrees that Employee will not, during the two (2) year period following separation of employment, solicit, directly or indirectly, or cause or permit others to solicit, directly or indirectly, any person (i) formerly employed by Employer during the six (6) month period immediately preceding or following Employee’s termination of employment (“Former Employee”) or (ii) employed by Employer (“Current Employee”). The term “solicit” includes, but is not limited to, the following (regardless of whether done directly or indirectly): (a) requesting that a Former or Current Employee change employment; (b) informing a Former or Current Employee that an opening exists elsewhere; (c) assisting a Former or Current Employee in finding employment elsewhere; (d) inquiring if a Former or Current Employee “knows of anyone who might be interested” in a position elsewhere; (e) inquiring if a Former or Current Employee might have an interest in employment elsewhere; (f) informing others of the name or status of, or other information about, a Former or Current Employee; or (g) any other similar conduct, the intended or actual effect of which is that a Former Employee affiliates with another employer or a Current Employee leaves the employment of Employer.

3.8    (a) In consideration of the access to confidential information and so as to enforce the confidentiality obligations contained in Article 4, the Employee specifically agrees that, for a period of two (2) years following separation of employment, except as permitted by Section 3.8(b) below, Employee will not engage, directly or indirectly, either as proprietor, stockholder, partner, officer, member, employee, consultant, or otherwise, in any existing or future business or in any existing or future division or unit of a commercially diverse business enterprise, that is owned in whole or in part or effectively controlled by any of the following companies:

Baker Hughes Inc.; Cameron International Corporation; Diamond Offshore Drilling, Inc.; Ensco International, Inc.; Exterran Holdings, Inc.; General Electric Company; Helmerich & Payne, Inc.; Nabors Industries, Ltd.; National Oilwell Varco, Inc.; Noble Corporation; Oceaneering International, Inc.; Rowan Companies; Schlumberger Ltd.; Tidewater Inc.; Transocean, Ltd.; Weatherford International, Ltd.

(b) The above Section 3.8(a) notwithstanding, nothing in this Section 3.8 shall prohibit Employee and his affiliates from owning, as passive investors, in the aggregate not more than five (5) percent of equity securities of any of the companies listed in such Section 3.8(a).

3.9    Termination of the employment relationship, regardless of reason or circumstances, does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee’s obligations under Articles 3.6 - 3.9 and 4.

ARTICLE 4:	OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION:
4.1    All information, ideas, concepts, improvements, discoveries, works of authorship, and inventions, whether patentable or copyrightable or not, which are conceived, reduced to practice, authored, made, developed or acquired by Employee, individually or in conjunction with others, in the scope of Employee’s employment by Employer or any of its affiliates, and/or during the term of Employee’s employment (whether during business hours or otherwise and whether on Employer’s premises or otherwise) which relate to the business, products or services of Employer or its affiliates (including, without limitation, all such information relating to any corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all documents, things, writings and items of any type or in any media embodying any of the foregoing (collectively, “Developments”), and any and all proprietary rights of any kind thereto, including without limitation all rights relating to patents, copyrights, trade secrets, and trademarks, shall be the sole and exclusive property of Employer or its affiliates, as the case may be. Employee hereby assigns to Employer any and all rights Employee might otherwise have in and to any such Developments, and any and all proprietary rights of any kind thereto, including without limitation all rights relating to patents, copyrights, trade secrets, and trademarks.
4.2    In connection with its employment of Employee, Employer shall provide to Employee such Confidential Information of Employer as is reasonably necessary for Employee to perform Employee’s obligations hereunder. Employee agrees that “Confidential Information” as used herein shall include, without limitation, Employer’s trade secrets, confidential information concerning the businesses of Employer and its affiliates, and their strategies, methods, products, software, books, records, data and technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, and the names of and other information (such as credit and financial data) concerning their vendors, customers and business affiliates. Employee agrees that such Confidential Information constitutes valuable, special, and unique assets which Employer or its affiliates use in their business to obtain a competitive advantage over their competitors. Employee further agrees that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Employer and its affiliates in maintaining their competitive position. Employee shall not, at any time during or after the term of employment, use or disclose any Confidential Information of Employer or its affiliates, except to the extent needed to carry out Employee’s obligations hereunder. Confidential Information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a use or disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized to the extent (i) it is required by law or by a court of competent jurisdiction or (ii) it is required in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Employee’s legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Employee shall, to the extent practicable and lawful in any such event, give prior notice to Employer of Employee’s intent to disclose any such confidential business information in such context so as to allow Employer or its affiliates an opportunity (which Employee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate, and that Employee shall limit any such disclosure to that required by the foregoing circumstances.
4.3    All written and electronic materials, records, and other documents and information made by, or coming into the possession of, Employee during the term of Employee’s employment that contain or disclose any Confidential Information of Employer or its affiliates, and any and all proprietary rights of any kind thereto, including without limitation all rights relating to patents, copyrights, trade secrets, and trademarks, shall be and remain the sole and exclusive property of Employer, or its affiliates, as the case may be. Upon termination of Employee’s employment for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.
4.4    For purposes of this Article 4, “affiliates” shall mean entities in which Employer has a 20% or more direct or indirect equity interest.

ARTICLE 5: POST-EMPLOYMENT COVENANTS
5.1    In consideration of the access to the Confidential Information (as described in Article 4) provided by Employer, and in consideration of the payment made under Section 3.4(ii) to protect Employer’s Confidential Information, and the goodwill, customer base, and contractual relationships of Employer, Employee agrees to the provisions of Sections 5.2, 5.3 and 5.4. Employee further agrees that the provisions in Sections 5.2, 5.3 and 5.4, and the provisions in Article 4, shall survive the termination of Employee’s employment regardless of the reason for or circumstances of such termination (and regardless of whether such termination of employment is voluntary or involuntary on Employee’s part).
5.2    Employee agrees that, for a period of two (2) years following the termination of Employee’s employment for any reason, Employee shall not, anywhere in the world, directly or indirectly, either (a) solicit, encourage, or induce to terminate or reduce its business with Employer, any person or entity who paid or engaged Employer for products and/or services, or who received the benefit of Employer’s products and/or services, or with whom the Employee had any substantial dealings while Employee was employed by Employer, during the three (3) years preceding the termination of Employee’s employment, or (b) provide any products and/or services, that compete directly with products and/or services provided, marketed, and/or under development by Employer at any time during the three (3) years preceding the termination of Employee’s employment, to any person or entity who paid or engaged Employer for products and/or services, or who received the benefit of Employer’s products and/or services, or with whom the Employee had any substantial dealings while Employee was employed by Employer, during the three (3) years preceding the termination of Employee’s employment; provided, however, that the foregoing restrictions in Section 5.2(b) apply only to those products and/or services of Employer with respect to which the Employee was directly involved or knowledgeable.
5.3    Employee further agrees that, for a period of two (2) years following the termination of Employee’s employment for any reason, Employee shall not, anywhere in the world, solicit, directly or indirectly, or cause or permit others to solicit, directly or indirectly, any Former or Current Employee. The term “solicit” as used in this Section 5.3 shall have the same meaning provided for such term in Section 3.7 above.
5.4    Employee further agrees that, for a period of two (2) years following the termination of Employee’s employment for any reason, Employee shall not, anywhere in the world, engage, directly or indirectly, either as proprietor, stockholder, partner, officer, member, employee, consultant, or otherwise, in any business, or in any division or unit of a commercially diverse business enterprise listed in Section 3.8(a) above, except as qualified by Section 3.8(b) above.
5.5    Employee agrees that (a) the covenants contained in Sections 5.2, 5.3 and 5.4 hereof are necessary for the protection of Employer’s business, goodwill and Confidential Information, and (b) the compensation and other consideration received by Employee, including access to Confidential Information, are based on the parties’ agreement to such covenants. Employee represents and warrants that the time, scope of activity and geographic area restricted by Sections 5.2, 5.3 and 5.4 are reasonable, especially in view of the worldwide scope of the business operations of Employer and the nature of the Confidential Information, that the enforcement of those restrictions contained in Sections 5.2, 5.3 and 5.4 would not be unduly burdensome to or impose any undue hardship on Employee, and that Employee will be able to earn a reasonable living while abiding by such covenants. Employee agrees that the restraints and provisions of Sections 5.2, 5.3 and 5.4 are no greater than necessary, and are as narrowly drafted as reasonably possible, to protect the legitimate interests of Employer, including the Confidential Information of Employer, including without limitation its trade secrets. Employee irrevocably waives all defenses to the strict enforcement of the covenants contained in Sections 5.2, 5.3 and 5.4, and agrees that the breach or violation, or threat thereof, of the obligations and covenants set forth in any of such Sections shall entitle Employer, as a matter of right, to an injunction without the requirement of a bond, restraining any further or continued breach or violation of said obligations and covenants. The parties agree and acknowledge that the nature of Employer’s business, including the locations of its projects, vendors, customers, and potential customers, is global in nature. Accordingly, the parties expressly agree that the foregoing restrictions on Employee need to be global in territorial scope to adequately protect Employer’s Confidential Information and goodwill, and that such global territorial restriction is reasonable in view of Employer’s business, Employee’s position and responsibilities with Employer, and Employee’s access to the Confidential Information of Employer. If the scope of any restriction contained in Sections 5.2, 5.3 or 5.4 is deemed by a court to be broader than reasonable, which the parties agree should not be the case, then such restriction shall be enforced to the maximum extent permitted by law, and Employee and Employer hereby agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.
5.6    Employee agrees that the terms and conditions of this Agreement shall remain confidential as between the parties and he shall not disclose them to any other person. Without limiting the generality of the foregoing, Employee will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning, or in any way relating to, execution of this Agreement or its terms and conditions. Employee further agrees that he shall not make, directly or indirectly, whether in writing, orally or electronically, any negative, derogatory or other comment that could reasonably be expected to be detrimental to the Halliburton Entities, their business or operations or any of their current or former employees, officers or directors. The foregoing notwithstanding, Employee may disclose the terms of this Agreement to his immediate family, attorneys and financial advisors provided he informs them of this confidentiality provision and they agree to abide by it.
ARTICLE 6: MISCELLANEOUS:

6.1    Except as otherwise provided in Section 4.4 hereof, for purposes of this Agreement, the terms “affiliate” or “affiliated” means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with a Halliburton Entity or in which a Halliburton Entity has a 50% or more equity interest.

6.2    For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer, to Halliburton Company at 3000 North Sam Houston Parkway East, Houston, Texas 77032, to the attention of the Corporate Secretary, or to such other address as Employee shall receive notice thereof.

If to Employee, to his last known personal residence.

6.3    This Agreement shall be governed by and construed and enforced, in all respects in accordance with the law of the State of Texas, without regard to principles of conflicts of law, unless preempted by federal law, in which case federal law shall govern; provided, however, that the Dispute Resolution Plan and the Federal Arbitration Act shall govern in all respects with regard to the resolution of disputes hereunder. Employee and Employer further agree that any lawsuit, arbitration, or other proceeding arising out of or related in any way to this Agreement or their relationship shall be commenced and maintained only in the federal or state courts or before an arbitrator in Harris County, Texas, and each party waives any current or future objection to such venue and hereby further agrees to submit to the jurisdiction of any duly authorized court or arbitrator in Harris County, Texas with respect to any such proceeding.

6.4    No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.5    It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

6.6    It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree that any such dispute shall, as the sole and exclusive remedy, be submitted for resolution through the Dispute Resolution Plan; provided, however, that the Employer, on its own behalf and on behalf of any of the Halliburton Entities, shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of Articles 3.6 through 3.9, 4 and/or 5 pending initiation or completion of proceedings under the Dispute Resolution Plan. Employee hereby consents that such restraining order or injunction may be granted without the necessity of the Employer posting any bond. The parties agree that the resolution of any such dispute through such plan shall be final and binding. A copy of the Dispute Resolution Plan, as currently in effect, has been made available to Employee and is available on Halworld under “DRP” located at http://halworld.corp.halliburton.com. Halliburton Company reserves the right to amend, or discontinue such plan, in accordance with, and subject to, the plan’s provisions regarding same. By signing this Agreement, Employee hereby represents and warrants that he has read, understood and agrees to the terms and conditions contained in such Dispute Resolution Plan. THE PARTIES ACKNOWLEDGE THAT, BY SIGNING THIS AGREEMENT, THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHT THAT THEY MAY HAVE TO A JURY TRIAL.

6.7    This Agreement shall be binding upon and inure to the benefit of Employer, to the extent herein provided, Halliburton Entity and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or incompetence of Employee.

6.8    This Agreement replaces and merges any previous agreements, understandings and discussions pertaining to the subject matter covered herein and therein. This Agreement constitutes the entire agreement of the parties with regard to the terms of Employee’s employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Compensation Committee or its delegate, as appropriate.

6.9    Notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply for purposes of complying with Section 409A of the Internal Revenue Code and applicable Treasury authorities (“Section 409A”):

(i)
If Employee is a “specified employee,” as such term is defined in Section 409A, any payments or benefits that are deferred compensation under Section 409A and are payable or provided as a result of Employee’s termination of employment shall be payable on the date that is the earlier of (a) the date that is six months and one day after Employee’s termination, (b) the date of Employee’s death, or (c) the date that otherwise complies with the requirements of Section 409A.

(ii)
It is intended that the provisions of this Agreement satisfy the requirements of Section 409A and that the Agreement be operated in a manner consistent with such requirements to the extent applicable. Therefore, the Employer and Employee agree to construe the provisions of the Plan in accordance with the requirements of Section 409A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.

HALLIBURTON COMPANY

By: /s/ Lawrence J. Pope
Name:    Lawrence J. Pope

Title:    Executive Vice President - Administration and Chief                             Human Resources Officer

EMPLOYEE

/s/ Robb L. Voyles
Name: Robb L. Voyles